Exhibit 2.4

EXHIBIT C

PATENT ASSIGNMENT

WHEREAS, Clarus Corporation, a Delaware corporation, with an address at                              (“Assignor”), or Redeo Technologies, Inc., a Delaware corporation, owns all right, title and interest in and to the patents and/or patent applications identified in Exhibit A attached hereto, including the inventions described therein and the patents issued and reissued thereon (collectively, the “Patents”), the renewals therefor and all claims for past or future infringement thereof.

WHEREAS, Epicor Software Corporation, a Delaware corporation with an address at                              (“Assignee”), and Assignor have entered into an Asset Purchase Agreement (the “Agreement”) dated October     , 2002, under which Assignor agreed to sell and Assignee agreed to purchase certain assets of Assignor, including the aforesaid Patents, and the applications and renewals therefor and all claims for past or future infringement thereof.

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor does hereby sell, assign, convey and transfer unto Assignee, its successors and assigns, free and clear of any and all liens, restrictions, claims and encumbrances, Assignor’s entire right, title, and interest in and to the Patents and divisions, continuations or continuations-in-part thereof, together with all rights of registration, maintenance, and protection thereof in any form, all rights to income, royalties, damages and payments now due or hereafter due or payable in respect thereto, and all rights of recovery and of legal action for past or future infringements and of interference proceedings and reexaminations involving such Patents.

This Assignment is deemed to be executed and delivered within the State of Georgia, and it is the intention of the parties that it shall be construed, interpreted and applied in accordance with the laws of the State of Georgia without regard to its conflicts of law principles.

[SIGNATURES ON FOLLOWING PAGE]

(SIGNATURE PAGE TO PATENT ASSIGNMENT)

IN WITNESS WHEREOF, Assignor has duly executed this Assignment on this      day of October, 2002.

CLARUS CORPORATION

By:
Name: Title:

REDEO TECHNOLOGIES, INC.

By:
Name: Title:

State of                     )
                                  ) ss.:
County of                 )

On this      day of                 , 2002, before me,                                     , personally appeared                                 , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

Notary Public

My Commission expires:

Notarial Seal

EXHIBIT A

PATENTS

Filed	Application Number	Country	Patent No. (P) or Serial No. (S)	Date	Name of Inventor	Title of Invention

PATENT APPLICATIONS

Filed	Application Number	Country	Patent No. (P) or Serial No. (S)	Date	Name of Inventor	Title of Invention